EXHIBIT 5.1
[IDLEAIRE LETTERHEAD]
July 16, 2007
IdleAire Technologies Corporation
c/o Chairman of the Board
410 N. Cedar Bluff Road, Suite 200
Knoxville, TN 37923
RE: Registration Statement on Form S-4
Ladies and Gentlemen:
     I am General Counsel for IdleAire Technologies Corporation, a Delaware corporation (the “Company”). This letter is being delivered in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) registering 20,000,000 shares of the Company’s common stock, $0.001 par value per share, for issuance pursuant to that certain Second Amended and Restated 2000 Incentive Stock Plan (the “Plan”), which was adopted by the Board of Directors of the Company and made effective on November 10, 2006.
     In rendering the opinions expressed herein, I have examined such records and documents, have made such examination of law, and have made such other further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the 20,000,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable.
     This opinion letter is limited to the matters stated herein, and no opinions implied or may be inferred beyond the matters expressly stated. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours, IdleAire Technologies Corporation
/s/ James H. Price
James H. Price/Senior Vice President/ General Counsel